Exhibit 99.1

Innodata Reports Third Quarter 2017 Results

NEW YORK – November 7, 2017 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter and the nine months ended September 30, 2017.

•	Total revenue was $15.0 million in the third quarter of 2017, a decline of 2% from $15.3 million in the second quarter of 2017. Total revenue was $16.1 million in the third quarter of 2016.

•	Net loss was $1.1 million in the third quarter of 2017 or $(0.04) per diluted share, compared to a net loss of $0.2 million in the second quarter of 2017 or $(0.01) per diluted share. Net loss in the third quarter of 2016 was $2.8 million (which included $1.6 million of one-time costs and charges) or $(0.11) per diluted share.

•	For the first nine months of 2017, total revenue was $45.3 million, a decline of 4% from $47.4 million in the first nine months of 2016. Net loss was $3.0 million, or $(0.11) per diluted share, in the first nine months of 2017, compared to a net loss of $4.5 million (which included $3.0 million of one-time costs and charges), or $(0.18) per diluted share, for the same period in 2016.

•	Adjusted EBITDA (as defined below) was $0.2 million in the third quarter of 2017, compared to $1.0 million in the second quarter of 2017. Adjusted EBITDA was $(0.4) million in the third quarter of 2016.

•	Cash, cash equivalents and investments were $12.5 million at September 30, 2017 compared to $14.2 million at December 31, 2016.

The tables that accompany this release set out results by segment.

Jack Abuhoff, Chairman and CEO, said, “Consolidated revenue this quarter was at the mid-point of our previously provided guidance. Revenue in our Digital Data Solutions (DDS) segment was $11.6 million in the third quarter of this year, compared to revenue of $10.7 million in the second quarter of the year after excluding $1.1 million of previously deferred revenue that was recognized in the second quarter. This increase primarily reflects higher volumes from an existing customer. We continue to reposition our service capabilities and to reduce our fixed costs. We expect that our 2018 fixed costs will be approximately $2.0 million lower than our annualized fixed costs as of January 2017.

“Revenue in our Innodata Advanced Data Solutions (IADS) segment was flat on a sequential basis in the second and third quarters of this year, although revenue in our Synodex business increased by $100,000. We improved our Synodex production efficiency significantly during the first three quarters of 2017 and anticipate further efficiency improvements and cost alignments.”

Abuhoff continued, “Revenue in our Media Intelligence Solutions (MIS) segment declined 4% sequentially from the second quarter this year to the third quarter. Revenue of the portion of the business we acquired from PR Newswire in the third quarter of 2016 declined 22% from approximately $1.6 million (net of a one-time acquisition-related adjustment) to $1.2 million in the third quarter of 2017. MIS used approximately $900,000 of cash in the third quarter of 2017. Transition issues should be largely behind us in 2018 and we will target customer renewals in excess of 75%.”

Abuhoff concluded, “We anticipate fourth quarter revenue to be in the range of $14.4 – $15.3 million, consisting of DDS revenue in the range of $11.0 - $11.6 million, IADS revenue in the range of $1.2 – $1.4 million and MIS revenue in the range of $2.2 - $2.3 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, changes in fair value of contingent consideration, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-877-888-4312 (Domestic)
1-785-424-1876 (International)

1-866-375-1919 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on both: 4780939

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 4,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic,” “foster,” “estimate” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions ("IADS") segment is a venture formed in 2011 that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Digital Data Solutions clients and the ability of these clients to reduce, delay or cancel projects; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; continuing Digital Data Solutions segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Media Intelligence Solutions segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur. We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$15,018	$16,060	$45,271	$47,400

Operating costs and expenses:
Direct operating costs	11,463	12,422	34,585	35,572
Selling and administrative expenses	4,438	5,105	13,106	14,469
Interest expense (income), net	2	15	(9)	44
Change in fair value of contingent consideration	-	1,038	-	1,038
Totals	15,903	18,580	47,682	51,123

Loss before income taxes	(885)	(2,520)	(2,411)	(3,723)
Provision for income taxes	268	352	807	1,128
Net loss	(1,153)	(2,872)	(3,218)	(4,851)
Loss attributable to non-controlling interests	85	106	254	310
Net loss attributable to Innodata Inc. and Subsidiaries	$(1,068)	$(2,766)	$(2,964)	$(4,541)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.04)	$(0.11)	$(0.11)	$(0.18)

Weighted average shares outstanding:
Basic and Diluted	25,877	25,651	25,795	25,514

Comprehensive loss:

Net loss	$(1,153)	$(2,872)	$(3,218)	$(4,851)
Pension liability adjustment, net of taxes	(60)	(83)	(183)	(247)
Change in fair values of derivatives, net of taxes	(37)	(39)	99	207
Foreign currency translation adjustment, net of taxes	482	(118)	780	246
Other Comprehensive income (loss)	385	(240)	696	206
Total Comprehensive loss	(768)	(3,112)	(2,522)	(4,645)
Comprehensive loss attributed to non-controlling interest	85	106	254	310
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(683)	$(3,006)	$(2,268)	$(4,335)

Supplemental Financial Data:
Adjusted EBITDA	$221	$(384)	$1,013	$288

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$12,468	$14,172
Accounts receivable, net	9,577	9,952
Prepaid expenses and other current assets	3,761	3,124
Total current assets	25,806	27,248
Property and equipment, net	7,322	5,397
Other assets	3,136	2,377
Deferred income taxes	1,909	1,641
Intangibles, net	7,884	8,191
Goodwill	2,839	2,734
Total assets	$48,896	$47,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,348	$5,351
Accrued salaries, wages and related benefits	5,418	5,040
Income and other taxes	1,764	1,330
Current portion of long term obligations	2,124	1,120
Total current liabilities	14,654	12,841
Deferred income taxes	694	680
Long term obligations	4,733	3,917
Non-controlling interests	(3,888)	(3,634)
STOCKHOLDERS’ EQUITY:	32,703	33,784
Total liabilities and stockholders’ equity	$48,896	$47,588

INNODATA INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in thousands)

Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to Innodata Inc. and Subsidiaries	$(1,068)	$(2,766)	$(2,964)	$(4,541)
Depreciation and amortization	919	876	2,771	2,200
Stock-based compensation	185	207	662	729
Provision for income taxes	268	352	807	1,128
Change in fair value of contingent consideration	-	1,038	-	1,038
Interest expense (income), net	2	15	(9)	44
Non-controlling interests	(85)	(106)	(254)	(310)
Adjusted EBITDA	$221	$(384)	$1,013	$288

Adjusted EBITDA – DDS Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss) attributable to DDS Segment	$107	$(2,147)	$(615)	$(1,842)
Depreciation and amortization	546	585	1,732	1,618
Stock-based compensation	183	205	658	741
Provision for income taxes	278	370	829	1,173
Change in fair value of contingent consideration	-	1,038	-	1,038
Interest expense (income), net	(2)	15	(16)	44
Non-controlling interests	(85)	(106)	(254)	(310)
Adjusted EBITDA – DDS Segment	$1,027	$(40)	$2,334	$2,462

Adjusted EBITDA – IADS Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to IADS Segment	$(256)	$(553)	$(749)	$(1,598)
Stock-based compensation	-	2	2	(12)
Adjusted EBITDA – IADS Segment	$(256)	$(551)	$(747)	$(1,610)

Adjusted EBITDA – MIS Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to MIS Segment	$(919)	$(66)	$(1,600)	$(1,101)
Depreciation and amortization	373	291	1,039	582
Stock-based compensation	2	-	2	-
Benefit from income taxes	(10)	(18)	(22)	(45)
Interest expense, net	4	-	7	-
Adjusted EBITDA – MIS Segment	$(550)	$207	$(574)	$(564)

INNODATA INC. AND SUBSIDIARIES

REVENUE
(Unaudited)
(Dollars in thousands)

Revenue (by segment)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Digital Data Solutions	$11,617	$12,052	$34,772	$38,928
IADS	1,193	1,028	3,406	3,090
MIS	2,208	2,980	7,093	5,382
Total Revenue	$15,018	$16,060	$45,271	$47,400